Exhibit 99

News Release

Black Hills Contact Information:

Jason Ketchum  (605) 721-2765

Media Relations (866) 243-9002

BLACK HILLS POWER PRICES $180 MILLION OF FIRST MORTGAGE BONDS

RAPID CITY, SD - October 22, 2009 - Black Hills Corp. (NYSE: BKH) announced today that Black Hills Power, an electric utility subsidiary of Black Hills Corp., priced a $180 million bond offering (in aggregate principal amount) of 6.125 percent series AF first mortgage bonds due 2039. The bonds were priced at 99.931 percent of par and a reoffer yield of 6.13 percent. Black Hills expects the issuance and delivery to occur on October 27, 2009, subject to customary closing conditions. Net proceeds will be used to repay approximately $103.3 million of principal and interest on indebtedness borrowed from Black Hills Corporation primarily to fund the construction of Wygen III, a 110 MW coal-fired base load electric generation facility located near Gillette, Wyoming, which is expected to become operational in mid 2010. In addition, Black Hills Power expects to use approximately $27 million of net proceeds to pay the utility’s remaining share of costs to complete the construction of Wygen III, and $30 million to repay the utility’s Series AC, 8.06% first mortgage bonds at their maturity in February 2010. The remainder of net proceeds will be used for general purposes including other planned capital projects.

“The completion of this bond offering provides low cost, long-term financing and allows us to reduce our short-term debt as planned,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “We are pleased to secure such attractive financing terms for our Black Hills Power utility customers for the next thirty years. Utility investments in infrastructure such as Wygen III are essential to ensure safe, reliable and reasonably priced energy for our communities and provide future earnings growth for our shareholders.”

The Black Hills Power bonds will mature on November 1, 2039. Interest on the bonds will accrue and be payable semi-annually at the rate of 6.125 percent per annum. The bonds will rank equally with all of Black Hills Power’s other first mortgage bonds, are secured by a lien on substantially all of Black Hills Power’s utility properties, and are subject to certain exceptions and permitted liens.

RBC Capital Markets, RBS, and Scotia Capital served as joint book-running managers for the offering. Senior co-managers were BMO Capital Markets and Mitsubishi UFJ Securities, with The Williams Capital Group, L.P. and US Bancorp Investments, Inc. serving as co-managers.

Copies of the prospectus supplement relating to the offering may be obtained by calling RBC Capital Markets Corporation toll free at 1-866-375-6829, RBS Securities Inc. toll free at 1-866-884-2071 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930. An electronic copy of the prospectus supplement is available on the website of the Securities and Exchange Commission at www.sec.gov.

This joint news release by Black Hills Power and Black Hills Corp. shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

BLACK HILLS CORPORATION

Black Hills Corp. - a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice - is based in Rapid City, S.D., with corporate offices in Golden, Colo., and Omaha, Neb. The company serves 759,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy.

BLACK HILLS POWER

Black Hills Power is the legacy utility business of Black Hills Corp. (NYSE: BKH) and has been delivering energy for more than 125 years. The electric utility serves 69,000 customers in 20 communities in western South Dakota, northeastern Wyoming and southeastern Montana.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements,” including statements regarding our investment in utility assets and financing terms. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2008 Annual Report on Form 10-K and our second quarter 2009 Form 10-Q filed with the SEC, and other reports that we file with the SEC from time to time.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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